CONSENT OF COUNSEL

AIM COUNSELOR SERIES TRUST (INVESCO COUNSELOR SERIES TRUST)

We hereby consent to the use of our name and to the reference to our firm under the caption “Investment Advisory and Other Services – Other Service Providers – Counsel to the Trust” in the Statement of Additional Information for the portfolio of AIM Counselor Series Trust (Invesco Counselor Series Trust) (the “Trust”) included in Post-Effective Amendment No. 120 to the Registration Statement under the Securities Act of 1933, as amended (No. 333-36074), and Amendment No. 121 to the Registration Statement under the Investment Company Act of 1940, as amended (No. 811-09913), on Form N-1A of the Trust.

/s/ Stradley Ronon Stevens & Young, LLP
Stradley Ronon Stevens & Young, LLP

Philadelphia, Pennsylvania

August 26, 2019